Exhibit 99.1

BioSig Technologies, Inc. Appoints Medical Device Industry Leader to its Board of Directors

James J. Barry, Ph.D. will join as an Independent Director as Company expands clinical footprint with its signal processing technology for arrhythmia care

Westport, CT, Sept. 21, 2021 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (Nasdaq: BSGM) ("BioSig" or the "Company"), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced the appointment of James J. Barry, Ph.D. as an Independent Director to its Board of Directors.

Dr. Barry has more than 30 years of experience in the medical device industry as an executive and corporate board director. He is currently the Principal Owner at Convergent Biomedical Group LLC., a company providing advisory services to the life sciences industry. Prior to Convergent, Dr. Barry was President and CEO at InspireMD, Inc. (Nasdaq: NSPR) and platform technology company, Arsenal Medical. Dr. Barry spent the majority of his career at Boston Scientific (NYSE: BSX) with increasing roles of responsibility culminating as Sr. Vice President of Corporate Technology. While at Boston Scientific, Dr. Barry led the development and launch of the TAXUS drug- eluting coronary stent that achieved annual sales exceeding $3 billion.

Dr. Barry is the author of multiple peer-reviewed publications and holds more than 40 U.S. and international patents. He holds a Ph.D. in Biochemistry from the University of Massachusetts-Lowell and a B.A. in Chemistry from St. Anselm College.

“I have always viewed the electrophysiology field as a tremendous opportunity given the burden heart rhythm disorders have on the healthcare system. It is a space that can benefit greatly from innovation, and I am impressed with the PURE EP(tm) system which appears to be a meaningful advance in signal detection and should have a positive impact on procedure time and cost. I look forward to working with the BioSig Board and the management team to leverage my experience and executive leadership to deliver on the strategic expansion of the PURE EP(tm) system and the company’s many pipeline opportunities,” commented Dr. Barry.

“Jim’s accomplishments in the medical device sector are second-to-none, and we are thrilled that he can join us as our new Independent Director. Our mission is to empower physicians to make better procedural decisions through more advanced technological solutions, and Jim’s industry expertise is perfectly aligned with our passion for innovation. We look forward to learning from Jim as we continue to expand our commercial roll-out,” commented Kenneth L. Londoner, Chairman, and CEO of BioSig Technologies, Inc.

The PURE EP(tm) is an FDA 510(k) cleared non-invasive class II device that aims to drive procedural efficiency and efficacy in cardiac electrophysiology. To date, over 60 physicians have completed over 1300 patient cases with the PURE EP(tm) System across twelve clinical sites.

The Company recently completed its first multi-centered, prospective clinical trial and presented preliminary clinical data during the annual Heart Rhythm 2021 convention in July in Boston, MA.

The Company is in a focused commercial launch of the PURE EP(tm) System in the Northeast, Texas, and Florida and is in regular use in some of the country’s leading centers of excellence, including the Mayo Clinic in Rochester, MN, and St. David’s Medical Center in Austin, TX.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording, and storing electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133